Exhibit 99.1

Popular, Inc. Announces First Quarter 2020 Financial Results

•	Net income of $34.3 million in Q1 2020, compared to net income of $166.8 million in Q4 2019.

•	Net interest margin of 3.94% in Q1 2020, compared to 3.83% in Q4 2019; Net interest margin on a taxable equivalent basis of 4.34% in Q1 2020, compared to 4.20% in Q4 2019.

•	Q1 2020 results reflect the impact of the adoption of the Current Expected Credit Losses (“CECL”) accounting standard.

•	Credit Quality:

•

Non-performing loans held-in-portfolio (“NPLs”) increased by $240.8 million from Q4 2019, mostly due to the effect of the adoption of CECL on previously acquired credit deteriorated loans; excluding this impact, NPLs decreased by $26.7 million; NPLs to loans ratio at 2.8% vs. 1.9% in Q4 2019;

•	Net charge-offs (“NCOs”) decreased by $19.4 million from Q4 2019; NCOs at 0.91% of average loans held-in-portfolio vs. 1.21% in Q4 2019;

•	Allowance for credit losses (“ACL”) to loans held-in-portfolio at 3.32% vs. 1.74% in Q4 2019; and

•	ACL to NPLs at 119.7% vs. 90.5% in Q4 2019.

•	Common Equity Tier 1 ratio of 15.79%, Common Equity per Share of $64.08 and Tangible Book Value per Share of $56.17 at March 31, 2020.

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $34.3 million for the quarter ended March 31, 2020, compared to net income of $166.8 million for the quarter ended December 31, 2019.

Ignacio Alvarez, President and Chief Executive Officer, said: “The COVID-19 global pandemic has exposed the fragility of our economic and social systems and the need for greater collaboration between all sectors. I am hopeful that it will also reveal what we can accomplish when we come together in pursuit of a common goal. At Popular, the well-being of our customers, employees and communities is our priority. We have acted decisively to help our employees stay safe while we continue to offer essential banking services to our customers and communities. We have submitted more than $1.2 billion in loans, representing more than 15,000 small and medium size businesses, under the SBA’s Payroll Protection Program. To date, we have received confirmation of SBA approval of $819 million of those submissions. We have also pledged more than $1 million dollars in support of COVID-19 emergency relief to non-profit organizations and health providers. I am deeply grateful to our colleagues for the efforts, commitment, and bravery exhibited under very difficult circumstances.

Our net income for the quarter was significantly lower than the fourth quarter of 2019 and the same period last year. The primary driver of this decrease was a large increase in our provision expense, reflecting the newly adopted CECL methodology and the most recent post-COVID macroeconomic forecast for Puerto Rico and the U.S. Our operating results for the first quarter were solid considering the extent of the economic deceleration experienced during the second half of March. Net interest income, net interest margin as well as our net charge off ratio improved compared to the fourth quarter. We ended the quarter with a CET1 capital ratio of 15.8%

During our 126 years, we have often operated in highly uncertain and volatile economic periods and have managed through them successfully. Almost three years ago we faced the impact of Hurricane Maria, which caused extensive damage and left Puerto Rico and the Virgin Islands without power, water and telecommunications, in some cases for months. We responded decisively, adapted to change and delivered positive results even under difficult conditions. While each situation has unique challenges, we have the team, the experience and the financial resources to do so again.

Despite the uncertainty we are all facing as we fight this pandemic, we are confident that, with our strong liquidity position and capital levels, we are well prepared to successfully manage through the current challenges.”

Earnings Highlights

(Unaudited)	Quarters ended
(Dollars in thousands, except per share information)	31-Mar-20	31-Dec-19	31-Mar-19
Net interest income	$473,095	$467,424	$470,963
Provision for credit losses - loan portfolios	188,995	47,224	41,825
Provision for credit losses - investment securities	736	—	—

Net interest income after provision for credit losses	283,364	420,200	429,138
Other non-interest income	126,643	152,415	136,430
Operating expenses	372,608	390,572	347,420

Income before income tax	37,399	182,043	218,148
Income tax expense	3,097	15,258	50,223

Net income	$34,302	$166,785	$167,925

Net income applicable to common stock	$33,632	$165,854	$166,994

Net income per common share - Basic	$0.37	$1.72	$1.69

Net income per common share - Diluted	$0.37	$1.72	$1.69

Significant events

Impact of the adoption of the current expected credit loss model (“CECL”)

The Corporation adopted the new CECL accounting standard effective on January 1, 2020. As a result of the adoption of the CECL model, the Corporation recorded a net increase in its allowance for credit losses related to its loan portfolio, unfunded commitments and credit recourse guarantees amounting to $306 million. The Corporation also recognized an allowance for credit losses of approximately $13 million related to its held-to-maturity debt securities portfolio. The adjustments to reflect the increase in the allowance for credit losses was recorded as a decrease to the opening balance of retained earnings at January 1, 2020, net of deferred tax asset, except for approximately $17 million related to purchased credit impaired (“PCI”) loans previously accounted under ASC Subtopic 310-30, which resulted in a reclassification between certain contra loan balance accounts to the allowance for credit losses.

As part of the adoption of CECL, the Corporation made the election to break the existing pools of PCI loans, which were excluded from non-performing status, in accordance with the applicable accounting guidance. Upon being measured at the individual loan level, these loans are no longer excluded from non-performing status, resulting in an increase of $278 million in NPLs as of January 1, 2020. This increase included $144 million in loans currently over 90 days past due and $134 million in loans that are not delinquent in their payment terms but that are reported as non-performing due to other credit quality considerations.

The Corporation will avail itself of the option to phase in over a period of three years, beginning on January 1, 2022, the day-one effects on regulatory capital arising from the adoption of CECL.

Coronavirus (COVID-19) pandemic

The COVID-19 pandemic has negatively impacted the global economy, created significant volatility and disruption in financial markets, and increased unemployment levels. In Puerto Rico, in March 2020, the government declared a state of emergency as a result of the pandemic and has ordered a temporary closure of all businesses through at least early May, with the exception of certain businesses that provide essential services, including banking and financial institutions such as Banco Popular de Puerto Rico (“BPPR”). While banking and financial institutions are exempted from the closure order in Puerto Rico, that exemption is limited to basic banking services, therefore many activities, including mortgage loan and auto loan or lease originations have been suspended since March 16, 2020. Furthermore, the Puerto Rico government has mandated its citizens to remain sheltered in place and imposed a mandatory curfew, significantly limiting the activities that may be done in public. Most business establishments, including retailers and wholesalers, shopping centers and hotels are partially operating or remain closed, causing a significant disruption to the island’s economic activity. As a result of restrictions on non-essential business activities imposed on some of our third-party service providers in Puerto Rico, certain of the Corporation’s lines of business on the island, including mortgage originations, have been temporarily suspended and may remain suspended until at least May.

The government of the U.S.V.I. and state governments in the U.S. mainland, including New York, New Jersey and Florida, where Popular Bank (“Popular U.S.” or “PB”) has branches, have also declared states of emergency as a result of the pandemic, ordered the temporary closure of all non-essential businesses and its citizens to remain sheltered in place and observe social distancing, causing a similar significant economic disruption.

In response to the pandemic, the Corporation has taken measures to ensure the continuity of our operations and the safety of our employees and customers through this pandemic, while providing financial relief to customers through programs such as payment moratoriums, suspensions of foreclosures and other collection activity, as well as waivers of certain fees and service charges, including late-payment charges and ATM transaction fees.

The following is a summary of the main steps the Corporation has undertaken in response to the COVID-19 outbreak.

Employees

•  Broadened remote working capabilities through the use of technology

•  Executed actions to support employees working in our offices, including sanitation measures, social distance, staggered shifts and the distribution of masks and gloves

•  Special compensation incentives to front-line employees (branches and call centers)

•  Expanded health insurance benefits, including free COVID-19 tests and the availability of telephone consultations to employees and covered family members

Branch Operations

•  PR and USVI - Branches are operating under a reduced schedule and are rotating personnel to reduce their health exposure. In PR approximately 60%-70% of BPPR’s branches are in operation, many primarily by drive-thru. In USVI, approximately 70% of BPPR’s branches are in operation.

•  Mainland U.S. operations - Nearly all branches are operating on daily alternating schedules.

Customers

•  Published dedicated phoneline and online tool to request financial assistance for customers impacted by COVID-19

•  Offering payment moratoriums for eligible customers in mortgage, consumer loans, credit cards, auto loans and leases and certain commercial credit facilities, subject to certain terms and conditions

•  Suspended residential property foreclosures and evictions, as well as most other collection activity

•  Waived ATM fees and early withdrawal penalties on Certificates of Deposits

•  Offering expedited lines of credit of up to $100,000 for BPPR commercial clients with favorable terms

•  Mobilized to offer Small Business Administration loans under the Paycheck Protection Program (“PPP”) to affected businesses; submitted more than $1.2 billion of PPP loans.

Community

•  Established a fund with an initial contribution of $1M to support efforts in three primary areas: a) medical equipment and healthcare projects that combat COVID-19; b) entrepreneurs, small and medium businesses, providing financial advice and business continuity support; and c) non-profit organizations to ensure the continuity of their services.

The results for the first quarter of 2020 reflect the impact during the month of March 2020 of the business disruption and relief measures described above. The provision for credit losses for the loans and investments portfolios, which reflects the adoption of CECL, was $189.7 million, including $134 million in incremental reserves due to the expected economic impact of COVID-19. The Corporation’s revenue streams were impacted in the form of reduced consumer transaction activity, the waiver of certain late fees and service charges, including ATM transaction fees, as well as the suspension in mortgage origination and related securitization and loan sale activities. These revenue captions resulted in a decrease in income of approximately $6.8 million when compared to the previous quarter, reflecting the impact of the COVID-19 disruptions, mainly over the last two weeks of March. Furthermore, the Corporation has incurred in additional expenses related to front-line employee bonuses, the enabling of remote access for employees to work from home, the expansion of employee benefits, as well as the impact of specific measures to prevent the spread of the disease and efforts related to customer relief programs, among other related expenses.

The extent to which the COVID-19 pandemic further impacts our business, results of operations and financial condition (including our regulatory capital, liquidity ratios and realizability of deferred tax assets), as well as the operations of our clients, customers, service providers and suppliers, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response thereto. To the extent that the COVID-19 pandemic results in the continued closure of businesses and a reduction in economic activity, the Corporation will be further impacted in the form of reduced revenues, additional expenses and higher credit losses.

Common Stock Repurchase Plan

On January 30, 2020, the Corporation entered into an accelerated share repurchase transaction (“ASR”) of $500 million with respect to its common stock, which was accounted for as a treasury stock transaction. As a result of the receipt of the initial 7,055,919 shares under the ASR, the Corporation recognized in shareholders’ equity approximately $400 million in treasury stock and $100 million as a reduction of capital surplus. The ASR provided that the final number of shares delivered at settlement would be based on the average daily volume weighted average price (“VWAP”) of the Corporation’s common stock, net of a discount, during the term of the ASR.

As a result of the recent decrease in the trading price of the Corporation’s common stock during the COVID-19 pandemic, on March 19, 2020, the dealer counterparty to the ASR exercised its right under the ASR Agreement to terminate the ASR as a result of the trading price of the Corporation’s common stock falling below a specified level, allowing the dealer counterparty to terminate the ASR. The agreement executed in connection with such termination (the “Termination Agreement”) provides for the acceleration of the final settlement of the ASR, which was originally expected to occur during the fourth quarter of 2020.

Under the settlement resulting from the Termination Agreement, the Corporation will receive a further number of shares of common stock, equivalent to approximately $167 million. As of March 31, 2020, the Corporation had received 642,400 additional shares after the early termination of the ASR. In connection with such receipt, the Corporation recorded approximately $23 million as treasury stock and recognized that amount as an increase in capital surplus.

Goodwill impairment evaluation

Due to the effects of the current and projected interest rate environment and the effects of the COVID-19 pandemic on the valuation of the Corporation and its subsidiaries, the Corporation deemed these factors as an interim triggering event and is currently in the process of evaluating its reporting units’ goodwill for impairment. The Corporation expects to complete its evaluation prior to the submission of its Form 10Q to be filed with the Securities and Exchange Commission. An impairment of goodwill would result in a non-cash expense, net of tax impact. A charge to earnings related to a goodwill impairment would not impact regulatory capital calculations.

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

Net interest income, on a taxable equivalent basis, is presented with its different components in Table D for the quarters ended March 31, 2020 as compared with previous quarters, segregated by major categories of interest earning assets and interest-bearing liabilities.

Interest earning assets include investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are certain investments in obligations of the U.S. Government, its agencies and sponsored entities, and certain obligations of the Commonwealth of Puerto Rico and/or its agencies and municipalities and assets held by the Corporation’s international banking entities. To facilitate the comparison of all interest related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates for each period. Net interest income on a taxable equivalent basis is a non-GAAP financial measure. Management believes that this presentation provides meaningful information since it facilitates the comparison of revenues arising from taxable and tax-exempt sources.

Non-GAAP financial measures used by the Corporation may not be comparable to similarly named Non-GAAP financial measures used by other companies.

Net interest income

Net interest income for the quarter ended March 31, 2020 was $473.1 million compared to $467.4 million in the previous quarter, an increase of $5.7 million despite the decrease in market rates during the first quarter of 2020, during which the federal funds rate was decreased to a 0-25 basis points range. Net interest income, on a taxable equivalent basis, for the first quarter of 2020 was $521.4 million, an increase of $8.1 million when compared to $513.3 million in the fourth quarter of 2019. The increase of $2.4 million in the taxable equivalent adjustment quarter over quarter is directly related to a higher volume of tax-exempt investments in BPPR.

Net interest margin increased by 11 basis points to 3.94% in the first quarter of 2020, compared to 3.83% in the previous quarter. On a taxable equivalent basis, net interest margin was 4.34% compared to 4.20% in the fourth quarter of 2019, an increase of 14 basis points. The main variances in net interest income on a taxable equivalent basis were:

•

Higher interest income from loans by $3.6 million mainly driven by an increase in average volume of $324 million resulting from the acquisition of a $74 million credit card portfolio at the end of 2019, the growth of the auto and lease portfolio and commercial loans in BPPR and growth in construction loans and mortgage loans in PB; and

•

lower interest expense on deposits by $14.7 million due to lower interest cost by 15 basis points resulting from the decrease in deposit rates mainly in P.R. Government deposits and PB deposits, and a lower average balance of $247 million.

Partially offset by:

•

Lower income from money market, trading and investments by $10.6 million due to lower average volume by $721 million as a result of the increase in loan volume and the decrease in deposits, as mentioned above, and lower yield by 8 basis points.

BPPR’s net interest income amounted to $409.6 million for the quarter ended March 31, 2020, compared to $402.9 million in the previous quarter. The net interest margin for the first quarter 2020 was 4.22%, an increase of 14 basis points when compared to 4.08% for the previous quarter. The increase in net interest margin was impacted by a higher average volume of loans, which carry a higher yield than money market investments or investment securities and a decrease in the cost of interest-bearing government deposits. Partially offsetting these positive variances was a lower yield on money market, trading and investment securities driven by lower market rates, as mentioned above. BPPR’s earning assets’ yield was 4.64%, compared to 4.62% in the previous quarter, while the cost of interest-bearing deposits was 0.56%, or 17 basis points lower than the 0.73% reported in the previous quarter, mostly driven by a lower cost of P.R. Government deposits. Total cost of deposits for the quarter was 0.44%, compared to 0.57% reported in the fourth quarter of 2019, a decrease of 13 basis points.

Net interest income for Popular U.S. was $72.7 million for the quarter ended March 31, 2020, compared to $73.6 million during the previous quarter. The decrease of $0.9 million in net interest income was primarily due to a lower yield on loans by 12 basis points, mainly commercial and construction loans, partially offset by a lower cost of deposits by 11 basis points mainly associated to the decrease in market rates and a change in deposit mix. Net interest margin for the quarter was 3.21%, an increase of 3 basis points when compared to 3.18% in the previous quarter driven by a decrease in money market investments and investment securities and an increase in loans, coupled with a decrease in deposits. Earning assets yielded 4.37%, compared to 4.42% in the previous quarter, while the cost of interest-bearing deposits was 1.44%, compared to 1.55% in the previous quarter. Total cost of deposits for the quarter was 1.25% compared to 1.34% reported in the fourth quarter.

Non-interest income

Non-interest income decreased by $25.8 million to $126.6 million for the quarter ended March 31, 2020, compared to $152.4 million for the quarter ended December 31, 2019. The decrease in non-interest income was primarily driven by:

•

Lower other services by $10.8 million, mainly in the BPPR segment, due to lower debit and credit card fees by $5.0 million due to lower transactional volumes resulting from business disruptions during the last two weeks of March related to the COVID-19 pandemic which also resulted in the elimination of service charges and late fees; and lower insurance fees principally resulting from $4.2 million in contingent insurance commissions recognized during the fourth quarter;

•

lower income from mortgage banking activities by $7.0 million mainly due to higher fair value adjustments on mortgage servicing rights (“MSRs”) by $3.7 million due to an increase in estimated prepayments driven by declines in market rates, coupled with higher trading account losses by $2.6 million;

•	a net unrealized loss on equity securities of $2.7 million related to employee deferred compensation plans that have an offsetting expense reduction in personnel related expenses; and

•	an unfavorable variance in adjustments to indemnity reserves on previously sold loans of $6.1 million mainly due to higher provision related to loans previously sold with credit recourse.

Refer to Table B for further details.

Operating expenses

Operating expenses for the first quarter of 2020 totaled $372.6 million, a decrease of $18.0 million when compared to the fourth quarter of 2019. The decrease in operating expenses was driven primarily by:

•

Lower personnel cost by $11.5 million due to lower incentives compensation by $15.4 million mainly related to annual incentives tied to the Corporation’s financial performance, including the Corporation’s Profit-Sharing plan, recognized during the fourth quarter of 2019, partially offset by a special incentive to front-line employees due to COVID-19 amounting to $3.4 million;

•	lower professional fees by $2.1 million mainly due to lower advisory expenses; and

•

lower business promotion by $9.0 million due to lower advertising, sponsorship and promotions expenses by $4.3 million, which were higher in the previous quarter due to seasonal initiatives and lower customer reward program expense by $3.2 million due to lower customer transaction activity.

These decreases were partially offset by:

•	Higher OREO expenses by $1.9 million due to lower gain on sale of properties and higher write-downs on commercial, construction and mortgage properties; and

•

higher other operating expenses by $2.1 million due to higher operational losses by $5.5 million, including legal contingency reserves, partially offset by lower pension plan cost by $3.3 million due to annual changes in actuarial assumptions.

Full-time equivalent employees were 8,551 as of March 31, 2020, compared to 8,560 as of December 31, 2019.

For a breakdown of operating expenses by category refer to Table B.

Income taxes

For the quarter ended March 31, 2020, the Corporation recorded an income tax expense of $3.1 million, compared to $15.3 million for the previous quarter. The income tax expense for the first quarter of 2020 was lower than the previous quarter due to lower income before taxes resulting primarily from a higher provision for credit losses due to the implementation of CECL and the impact of the COVID-19 pandemic. During the fourth quarter of 2019, the Corporation recorded a tax benefit of approximately $18 million related to the revision of the amount of exempt income earned in prior years, which resulted in the amendment of income tax returns for BPPR for the years 2015 to 2017. The effective tax rate (“ETR”) for the first quarter of 2020 was of 8%.

The ETR of the Corporation is impacted by the composition and source of its taxable income. For the year 2020, the Corporation currently expects its consolidated effective tax rate to be within a range of 14% to 18%.

Credit Quality

As discussed above, the Corporation adopted the CECL accounting standard effective January 1, 2020. This framework requires management to estimate credit losses over the full remaining expected life of the loan using economic forecasts over a reasonable and supportable period, and historical information thereafter.

Excluding the impact of the adoption of CECL as well as the COVID-19 pandemic, the Corporation exhibited stable credit quality metrics throughout the first quarter of 2020. Significant changes in certain metrics reflect the adoption of the CECL methodology, as well as the impact of the unprecedented events that have unfolded as a result of the COVID-19 pandemic. The allowance for credit losses as of the first quarter of 2020 increased considerably due to the actual and expected impact of COVID-19 pandemic on the economic environment and the CECL adoption. The effects of the COVID-19 pandemic continue to evolve and the full extent of the economic disruption is uncertain. Management believes that the improvement over the last few years in the risk profile of the Corporation’s loan portfolios positions Popular to operate under challenging environments. Management will continue to carefully review the exposure of the portfolios to COVID-19 related risks, as well as changes in the economic outlook and their effect on credit quality.

To support its customers adversely affected by the COVID-19 pandemic, Popular is offering payment moratoriums to eligible customers in mortgage, consumer loans, credit cards, auto loans and leases and certain commercial credit facilities, subject to certain terms and conditions.

The following presents credit quality results for the first quarter of 2020:

•

At March 31, 2020, total non-performing loans held-in-portfolio increased by $240.8 million from December 31, 2019, mainly driven by loans previously accounted for as purchased credit impaired. Following existing accounting guidance, PCI loans were excluded from non-performing status due to the estimation of cash flows at the pool level. Under CECL, these loans are accounted for on an individual loan basis under the purchased credit deteriorated loans (“PCD”) accounting methodology and are no longer excluded from non-performing status. BPPR’s NPLs increased by $236.5 million, mostly related to PCI loans transition impact of $259.7 million. Excluding this impact, NPLs decreased by $23.2 million, mostly related to lower mortgage NPLs. Popular Bank’s NPLs increased by $4.4 million, also driven by the PCI transition of the taxi medallion portfolio. At March 31, 2020, the ratio of NPLs to total loans held-in-portfolio was 2.8% compared to 1.9% in the fourth quarter of 2019.

•

Excluding the PCI to PCD transition impact mentioned above, inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $9.9 million quarter-over-quarter. The P.R. mortgage inflows increased by $20.6 million sequentially, mainly due to repurchased PCD loans. This increase was offset by a decrease of $9.7 million in the P.R. commercial inflows. The U.S. inflows remained essentially flat quarter-over-quarter.

•

NCOs decreased by $19.4 million from the fourth quarter of 2019, primarily driven by a decrease in PB commercial NCOs of $19.1 million mostly related to charge-offs of taxi medallion loans taken during the fourth quarter of 2019. BPPR NCOs remained flat quarter-over-quarter. The Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 0.91%, compared to 1.21% in the fourth quarter of 2019. Refer to Table M for further information on net charge-offs and related ratios.

•

At March 31, 2020, the allowance for credit losses increased by $442.0 million from the fourth quarter of 2019 to $919.7 million; an increase of 93%. The CECL adoption impact resulted in an increase of $315.1 million (“Day 1 impact”) in the allowance for credit losses related to loans. Approximately, $298.1 million of this increase was reflected as a reduction of the opening balance of retained earnings, net of income taxes. The remaining $17.0 million, related to PCD loans previously accounted for under the Accounting Standards Codification (“ASC”) Subtopic 310-30, were reclassified from certain contra loan balance accounts of that portfolio. The Day 1 impact was mainly driven by the consumer and mortgage portfolios within the BPPR segment. Excluding such Day 1 impact, the ACL increase of $126.9 million was mainly attributable to the significant change in macroeconomic conditions from the COVID-19 pandemic. The ratio of the allowance for credit losses to loans held-in-portfolio was 3.32% in the first quarter of 2020, compared to 1.74% in the previous quarter. The ratio of the allowance for credit losses to NPLs held-in-portfolio stood at 119.7% compared to 90.5% in the previous quarter.

•

The provision for credit losses for the first quarter of 2020 increased by $141.8 million from the prior quarter. The provision for the BPPR and PB segments increased by $72.2 million and $69.6 million, respectively. The increase in provision was mainly driven by the COVID-19 impact on the macroeconomic scenarios. The provision to net charge-offs ratio was 302.3% in the first quarter of 2020, compared to 57.7% in the previous quarter.

Non-Performing Assets

(Unaudited)
(In thousands)	31-Mar-20	31-Dec-19	31-Mar-19
Total non-performing loans held-in-portfolio	$768,675	$527,841	$586,202
Non-performing loans held-for-sale	10,679	—	—
Other real estate owned (“OREO”)	123,922	122,072	125,478

Total non-performing assets	$903,276	$649,913	$711,680

Net charge-offs for the quarter	$62,523	$81,881	$60,545

Ratios:
Loans held-in-portfolio	$27,662,272	$27,406,873	$26,647,708
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.78%	1.93%	2.20%
Allowance for credit losses to loans held-in-portfolio	3.32	1.74	2.07
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	119.65	90.50	93.93

Refer to Table K for additional information.

Provision for Credit Losses - Loan Portfolios

(Unaudited)	Quarters ended
(In thousands)	31-Mar-20	31-Dec-19	31-Mar-19
Provision for credit losses:
BPPR	$113,004	$40,843	$31,454
Popular U.S.	75,991	6,381	10,371

Total provision for credit losses	$188,995	$47,224	$41,825

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	31-Mar-20	31-Dec-19	31-Mar-19
Provision for credit losses - loan portfolios	$113,004	$40,843	$31,454
Net charge-offs	59,517	58,962	54,229
Total non-performing loans held-in-portfolio	735,683	499,200	544,992
Allowance / loans held-in-portfolio	3.74%	2.14%	2.42%

	Quarters ended
Popular U.S.	31-Mar-20	31-Dec-19	31-Mar-19
Provision for credit losses - loan portfolios	$75,991	$6,381	$10,371
Net charge-offs	3,006	22,919	6,316
Total non-performing loans held-in-portfolio	32,992	28,641	41,210
Allowance / loans held-in-portfolio	2.19%	0.62%	1.00%

Financial Condition Highlights

(Unaudited)
(In thousands)	31-Mar-20	31-Dec-19	31-Mar-19
Cash and money market investments	$6,387,267	$3,650,597	$5,190,692
Investment securities	16,114,167	17,946,343	13,839,874
Loans	27,662,272	27,406,873	26,647,708
Total assets	52,803,639	52,115,324	48,680,607
Deposits	44,797,176	43,758,606	40,879,838
Borrowings	1,336,897	1,294,986	1,377,401
Total liabilities	47,134,034	46,098,545	43,240,547
Stockholders’ equity	5,669,605	6,016,779	5,440,060

Total assets increased by $0.7 billion from the fourth quarter of 2019, driven by:

•	An increase of $2.7 billion in cash and money market investments, mainly due to an increase in deposits and lower investment portfolio balances.

Partially offset by:

•

A decrease of $1.8 billion in debt securities available-for-sale mainly due to maturities and paydowns of mortgage-backed securities, partially offset by purchases of U.S. Treasury securities and unrealized gains on the portfolio by $381.8 million mainly driven by the declines in market rates; and

•

An increase of the Allowance for credit losses of $442 million, which includes the impact of the adoption of CECL and reserves resulting from the deterioration in the economic outlook as a result of the COVID-19 pandemic.

Total liabilities increase by $1.0 billion from the fourth quarter of 2019, mainly due to:

•	An increase of $1.0 billion in deposits, mainly from an increase in time deposits from trust accounts and saving accounts, partially offset by a decrease in Puerto Rico public sector deposits.

Stockholders’ equity decreased by approximately $347.3 million from the fourth quarter of 2019, principally due to the impact of the $500 million accelerated share repurchase transaction, the cumulative effect of $205.8 million related to the adoption of CECL, declared dividends of $35.5 million on common stock, the redemption of $28 million in Series B Preferred Stock and $0.7 million in dividends on preferred stock, partially offset by the net income for the quarter of $34.3 million and an increase of unrealized gains on debt securities available-for-sale by $381.8 million.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 15.79%, $64.08 and $56.17, respectively, at March 31, 2020, compared to 17.76%, $62.42 and $55.10 at December 31, 2019. Refer to Table A for capital ratios.

Increase in common stock dividends

On January 9, 2020, the Corporation announced an increase in its quarterly common stock dividend from $0.30 per share to $0.40 per share, payable commencing in the second quarter of 2020, subject to the approval of the Corporation’s Board of Directors. On February 28, 2020, the Corporation’s Board of Directors approved the first quarterly cash dividend of $0.40 per share on its outstanding common stock, which was paid on April 1, 2020 to shareholders of record at the close of business on March 19, 2020.

Redemption of Series B Preferred Stock

On February 24, 2020, the Corporation redeemed all outstanding shares of its 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”). The Series B Preferred Stock was redeemed at the redemption price of $25.00 per share, plus $0.1375 in accrued and unpaid dividends on each share, for a total payment per share in the amount of $25.1375 and a total aggregate payment of $28.2 million.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings (including as a result of any participation in and execution of government programs related to COVID-19), new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the coronavirus (COVID-19) pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Popular, our clients, customers, service providers and third parties. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our Form 10Q for the quarter ended March 31, 2020 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Thursday, April 30, 2020 at 11:30 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through the dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Thursday, May 28, 2020. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10143155.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

Table F - Mortgage Banking Activities & Other Service Fees

Table G - Loans and Deposits

Table H - Loan Delinquency - PUERTO RICO

Table I - Loan Delinquency - POPULAR U.S.

Table J - Loan Delinquency - CONSOLIDATED

Table K - Non-Performing Assets

Table L - Activity in Non-Performing Loans

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table N - Allowance for Credit Losses - Loan Portfolios - CONSOLIDATED

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

Table Q - Reconciliation to GAAP Financial Measures

POPULAR, INC.

Financial Supplement to First Quarter 2020 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended
	31-Mar-20	31-Dec-19	31-Mar-19
Basic EPS	$0.37	$1.72	$1.69
Diluted EPS	$0.37	$1.72	$1.69
Average common shares outstanding	90,788,557	96,183,126	98,581,743
Average common shares outstanding - assuming dilution	90,892,961	96,330,785	98,758,898
Common shares outstanding at end of period	88,125,974	95,589,629	96,629,891
Market value per common share	$35.00	$58.75	$52.13
Market capitalization - (In millions)	$3,084	$5,616	$5,037
Return on average assets	0.27%	1.27%	1.40%
Return on average common equity	2.50%	11.27%	12.17%
Net interest margin (non-taxable equivalent basis)	3.94%	3.83%	4.20%
Net interest margin (taxable equivalent basis) -non-GAAP	4.34%	4.20%	4.56%
Common equity per share	$64.08	$62.42	$55.78
Tangible common book value per common share (non-GAAP) [1]	$56.17	$55.10	$48.58
Tangible common equity to tangible assets (non-GAAP) [1]	9.50%	10.24%	9.78%
Return on average tangible common equity [1]	2.87%	12.79%	13.91%
Tier 1 capital	15.79%	17.76%	16.39%
Total capital	18.36%	20.31%	19.00%
Tier 1 leverage	8.94%	10.03%	9.57%
Common Equity Tier 1 capital	15.79%	17.76%	16.39%

[1]	Refer to Table Q for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to First Quarter 2020 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance
			Q1 2020		Q1 2020
(In thousands, except per share information)	31-Mar-20	31-Dec-19	vs. Q4 2019	31-Mar-19	vs. Q1 2019
Interest income:
Loans	$450,446	$447,736	$2,710	$447,713	$2,733
Money market investments	12,000	18,950	(6,950)	29,220	(17,220)
Investment securities	87,912	93,183	(5,271)	81,036	6,876

Total interest income	550,358	559,869	(9,511)	557,969	(7,611)

Interest expense:
Deposits	62,101	76,823	(14,722)	70,826	(8,725)
Short-term borrowings	1,048	1,272	(224)	1,600	(552)
Long-term debt	14,114	14,350	(236)	14,580	(466)

Total interest expense	77,263	92,445	(15,182)	87,006	(9,743)

Net interest income	473,095	467,424	5,671	470,963	2,132
Provision for credit losses - loan portfolios	188,995	47,224	141,771	41,825	147,170
Provision for credit losses - investment securities	736	—	736	—	736

Net interest income after provision for credit losses	283,364	420,200	(136,836)	429,138	(145,774)

Service charges on deposit accounts	41,659	41,656	3	38,691	2,968
Other service fees	64,773	75,559	(10,786)	64,307	466
Mortgage banking activities	6,420	13,448	(7,028)	9,926	(3,506)
Net (loss) gain, including impairment, on equity securities	(2,728)	332	(3,060)	1,433	(4,161)
Net profit on trading account debt securities	491	17	474	260	231
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	957	—	957	—	957
Adjustments (expense) to indemnity reserves on loans sold	(4,793)	1,321	(6,114)	(93)	(4,700)
Other operating income	19,864	20,082	(218)	21,906	(2,042)

Total non-interest income	126,643	152,415	(25,772)	136,430	(9,787)

Operating expenses:
Personnel costs
Salaries	92,256	91,161	1,095	84,450	7,806
Commissions, incentives and other bonuses	25,258	27,007	(1,749)	25,761	(503)
Pension, postretirement and medical insurance	9,638	11,281	(1,643)	9,761	(123)
Other personnel costs, including payroll taxes	19,679	28,878	(9,199)	23,145	(3,466)

Total personnel costs	146,831	158,327	(11,496)	143,117	3,714
Net occupancy expenses	25,158	24,908	250	23,537	1,621
Equipment expenses	21,605	21,591	14	19,705	1,900
Other taxes	13,681	13,386	295	11,662	2,019
Professional fees
Collections, appraisals and other credit related fees	3,881	3,704	177	3,724	157
Programming, processing and other technology services	62,819	63,029	(210)	60,178	2,641
Legal fees, excluding collections	2,986	2,527	459	3,489	(503)
Other professional fees	31,385	33,876	(2,491)	20,075	11,310

Total professional fees	101,071	103,136	(2,065)	87,466	13,605
Communications	5,954	5,765	189	5,849	105
Business promotion	14,197	23,214	(9,017)	14,674	(477)
FDIC deposit insurance	5,080	5,172	(92)	4,806	274
Other real estate owned (OREO) expense	2,479	569	1,910	2,677	(198)
Credit and debit card processing, volume, interchange and other expenses	10,282	10,486	(204)	8,223	2,059
Other operating expenses
Operational losses	8,374	2,916	5,458	4,888	3,486
All other	15,423	18,814	(3,391)	18,504	(3,081)

Total other operating expenses	23,797	21,730	2,067	23,392	405
Amortization of intangibles	2,473	2,288	185	2,312	161

Total operating expenses	372,608	390,572	(17,964)	347,420	25,188

Income before income tax	37,399	182,043	(144,644)	218,148	(180,749)
Income tax expense	3,097	15,258	(12,161)	50,223	(47,126)

Net income	$34,302	$166,785	$(132,483)	$167,925	$(133,623)

Net income applicable to common stock	$33,632	$165,854	$(132,222)	$166,994	$(133,362)

Net income per common share - basic	$0.37	$1.72	$(1.35)	$1.69	$(1.32)

Net income per common share - diluted	$0.37	$1.72	$(1.35)	$1.69	$(1.32)

Dividends Declared per Common Share	$0.40	$0.30	$0.10	$0.30	$0.10

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

				Variance
				Q1 2020 vs.
(In thousands)	31-Mar-20	31-Dec-19	31-Mar-19	Q4 2019
Assets:
Cash and due from banks	$445,551	$388,311	$376,558	$57,240
Money market investments	5,941,716	3,262,286	4,814,134	2,679,430
Trading account debt securities, at fair value	42,545	40,321	39,217	2,224
Debt securities available-for-sale, at fair value	15,813,301	17,648,473	13,542,695	(1,835,172)
Debt securities held-to-maturity, at amortized cost (net of allowance for credit losses of $13,390)	81,873	97,662	99,455	(15,789)
Equity securities	163,058	159,887	158,507	3,171
Loans held-for-sale, at lower of cost or fair value	87,855	59,203	43,985	28,652
Loans held-in-portfolio	27,847,840	27,587,856	26,808,287	259,984
Less: Unearned income	185,568	180,983	160,579	4,585
Allowance for credit losses	919,716	477,708	550,628	442,008

Total loans held-in-portfolio, net	26,742,556	26,929,165	26,097,080	(186,609)

Premises and equipment, net	552,007	556,650	557,517	(4,643)
Other real estate	123,922	122,072	125,478	1,850
Accrued income receivable	176,078	180,871	162,797	(4,793)
Mortgage servicing assets, at fair value	147,311	150,906	167,813	(3,595)
Other assets	1,788,437	1,819,615	1,799,728	(31,178)
Goodwill	671,122	671,122	671,122	—
Other intangible assets	26,307	28,780	24,521	(2,473)

Total assets	$52,803,639	$52,115,324	$48,680,607	$688,315

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$9,396,449	$9,160,173	$9,046,104	$236,276
Interest bearing	35,400,727	34,598,433	31,833,734	802,294

Total deposits	44,797,176	43,758,606	40,879,838	1,038,570

Assets sold under agreements to repurchase	178,766	193,378	200,871	(14,612)
Other short-term borrowings	100,000	—	42	100,000
Notes payable	1,058,131	1,101,608	1,176,488	(43,477)
Other liabilities	999,961	1,044,953	983,308	(44,992)

Total liabilities	47,134,034	46,098,545	43,240,547	1,035,489

Stockholders’ equity:
Preferred stock	22,143	50,160	50,160	(28,017)
Common stock	1,044	1,044	1,043	—
Surplus	4,366,300	4,447,412	4,313,040	(81,112)
Retained earnings	1,940,170	2,147,915	1,794,644	(207,745)
Treasury stock	(870,675)	(459,814)	(394,848)	(410,861)
Accumulated other comprehensive income (loss), net of tax	210,623	(169,938)	(323,979)	380,561

Total stockholders’ equity	5,669,605	6,016,779	5,440,060	(347,174)

Total liabilities and stockholders’ equity	$52,803,639	$52,115,324	$48,680,607	$688,315

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

(Unaudited)

	Quarters ended									Variance
	31-Mar-20			31-Dec-19			31-Mar-19			Q1 2020 vs. Q4 2019			Q1 2020 vs. Q1 2019
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$20,744	$135.7	2.63%	$21,465	$146.3	2.71%	$18,773	$141.3	3.04%	($721)	($10.6)	(0.08)%	$1,971	($5.6)	(0.41)%

Loans:
Commercial	12,342	183.2	5.97	12,276	181.3	5.86	12,064	182.7	6.14	66	1.9	0.11	278	0.5	(0.17)
Construction	861	13.2	6.16	781	12.3	6.27	807	13.6	6.85	80	0.9	(0.11)	54	(0.4)	(0.69)
Mortgage	7,028	93.2	5.30	7,109	95.2	5.36	7,134	95.2	5.34	(81)	(2.0)	(0.06)	(106)	(2.0)	(0.04)
Consumer	3,110	89.4	11.56	2,942	86.2	11.62	2,814	82.8	11.93	168	3.2	(0.06)	296	6.6	(0.37)
Auto	2,992	67.7	9.10	2,935	68.7	9.28	2,729	67.6	10.04	57	(1.0)	(0.18)	263	0.1	(0.94)
Lease financing	1,072	16.3	6.07	1,038	15.7	6.06	944	14.3	6.08	34	0.6	0.01	128	2.0	(0.01)

Total loans	27,405	463.0	6.79	27,081	459.4	6.75	26,492	456.2	6.96	324	3.6	0.04	913	6.8	(0.17)

Total interest earning assets	$48,149	$598.7	4.99%	$48,546	$605.7	4.96%	$45,265	$597.5	5.33%	$(397)	(7.0)	0.03%	$2,884	$1.2	(0.34)%

Allowance for credit losses - loan portfolio	(808)			(515)			(576)			(293)			(232)
Allowance for credit losses - investment securities	(13)			—			—			(13)			(13)
Other non-interest earning assets	4,026			3,943			3,938			83			88

Total average assets	$51,354			$51,974			$48,627			$(620)			$2,727

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$16,229	$25.3	0.63%	$16,312	$36.0	0.88%	$14,051	$33.8	0.97%	$(83)	$(10.7)	(0.25)%	$2,178	$(8.5)	(0.34)%
Savings	10,724	11.7	0.44	10,830	13.3	0.49	9,847	9.9	0.41	(106)	(1.6)	(0.05)	877	1.8	0.03
Time deposits	7,691	25.1	1.31	7,749	27.5	1.41	7,676	27.1	1.43	(58)	(2.4)	(0.10)	15	(2.0)	(0.12)

Total interest-bearing deposits	34,644	62.1	0.72	34,891	76.8	0.87	31,574	70.8	0.91	(247)	(14.7)	(0.15)	3,070	(8.7)	(0.19)
Borrowings	1,327	15.2	4.59	1,345	15.6	4.65	1,469	16.2	4.44	(18)	(0.4)	(0.06)	(142)	(1.0)	0.15

Total interest-bearing liabilities	35,971	77.3	0.86	36,236	92.4	1.01	33,043	87.0	1.07	(265)	(15.1)	(0.15)	2,928	(9.7)	(0.21)

Net interest spread			4.13%			3.95%			4.26%			0.18%			(0.13)%

Non-interest bearing deposits	9,005			8,894			8,953			111			52
Other liabilities	897			957			1,016			(60)			(119)
Stockholders’ equity	5,481			5,887			5,615			(406)			(134)

Total average liabilities and stockholders’ equity	$51,354			$51,974			$48,627			$(620)			$2,727

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$521.4	4.34%		$513.3	4.20%		$510.5	4.56%		$8.1	0.14%		$10.9	(0.22)%
Taxable equivalent adjustment		48.3			45.9			39.5			2.4			8.8

Net interest income / margin non-taxable equivalent basis (GAAP)		$473.1	3.94%		$467.4	3.83%		$471.0	4.20%		$5.7	0.11%		$2.1	(0.26)%

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table E – Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

[THIS PAGE INTENTIONALLY LEFT BLANK]

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities

	Quarters ended			Variance
(In thousands)	31-Mar-20	31-Dec-19	31-Mar-19	Q1 2020 vs.Q4 2019	Q1 2020 vs.Q1 2019
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$10,968	$11,552	$11,687	$(584)	$(719)
Mortgage servicing rights fair value adjustments	(5,229)	(1,577)	(3,825)	(3,652)	(1,404)

Total mortgage servicing fees, net of fair value adjustments	5,739	9,975	7,862	(4,236)	(2,123)

Net gain on sale of loans, including valuation on loans held-for-sale	3,986	4,164	4,017	(178)	(31)

Trading account loss:
Unrealized losses on outstanding derivative positions	(1,695)	—	—	(1,695)	(1,695)
Realized losses on closed derivative positions	(1,610)	(691)	(1,953)	(919)	343

Total trading account loss	(3,305)	(691)	(1,953)	(2,614)	(1,352)

Total mortgage banking activities	$6,420	$13,448	$9,926	$(7,028)	$(3,506)

Other Service Fees

	Quarters ended			Variance
(In thousands)	31-Mar-20	31-Dec-19	31-Mar-19	Q1 2020 vs.Q4 2019	Q1 2020 vs.Q1 2019
Other service fees:
Debit card fees	$10,237	$12,219	$11,170	$(1,982)	$(933)
Insurance fees	12,969	17,574	12,791	(4,605)	178
Credit card fees	23,186	26,155	22,286	(2,969)	900
Sale and administration of investment products	6,263	6,367	5,259	(104)	1,004
Trust fees	5,260	5,263	4,716	(3)	544
Other fees	6,858	7,981	8,085	(1,123)	(1,227)

Total other service fees	$64,773	$75,559	$64,307	$(10,786)	$466

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	31-Mar-20	31-Dec-19	31-Mar-19	Q1 2020 vs. Q4 2019	Q1 2020 vs. Q1 2019
Loans held-in-portfolio:
Commercial	$12,498,969	$12,312,751	$12,058,310	$186,218	$440,659
Construction	902,380	831,092	791,320	71,288	111,060
Legacy [1]	20,435	22,105	24,404	(1,670)	(3,969)
Lease financing	1,088,542	1,059,507	963,232	29,035	125,310
Mortgage	7,094,757	7,183,532	7,207,180	(88,775)	(112,423)
Auto	2,954,150	2,917,522	2,742,095	36,628	212,055
Consumer	3,103,039	3,080,364	2,861,167	22,675	241,872

Total loans held-in-portfolio	$27,662,272	$27,406,873	$26,647,708	$255,399	$1,014,564

Loans held-for-sale:
Commercial	$10,679	$—	$—	$10,679	$10,679
Mortgage	77,176	59,203	43,985	17,973	33,191

Total loans held-for-sale	$87,855	$59,203	$43,985	$28,652	$43,870

Total loans	$27,750,127	$27,466,076	$26,691,693	$284,051	$1,058,434

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Deposits - Ending Balances

				Variance
(In thousands)	31-Mar-20	31-Dec-19	31-Mar-19	Q1 2020 vs. Q4 2019	Q1 2020 vs. Q1 2019
Demand deposits [1]	$17,023,170	$16,566,145	$16,871,934	$457,025	$151,236
Savings, NOW and money market deposits (non-brokered)	18,786,042	19,169,899	15,806,355	(383,857)	2,979,687
Savings, NOW and money market deposits (brokered)	460,140	347,765	395,795	112,375	64,345
Time deposits (non-brokered)	8,404,525	7,546,621	7,724,151	857,904	680,374
Time deposits (brokered CDs)	123,299	128,176	81,603	(4,877)	41,696

Total deposits	$44,797,176	$43,758,606	$40,879,838	$1,038,570	$3,917,338

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table H - Loan Delinquency - Puerto Rico

(Unaudited)

31-Mar-20
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$8,382	$359	$1,379	$10,120	$137,145	$147,265	$1,379	$—
Commercial real estate:
Non-owner occupied	4,632	4,382	109,054	118,068	1,968,831	2,086,899	109,054	—
Owner occupied	11,649	4,276	101,887	117,812	1,460,599	1,578,411	101,887	—
Commercial and industrial	17,112	3,608	39,280	60,000	3,458,407	3,518,407	38,784	496
Construction	4,411	—	—	4,411	159,979	164,390	—	—
Mortgage	339,648	141,841	854,105	1,335,594	4,680,414	6,016,008	404,465	449,640
Leasing	18,301	5,938	4,076	28,315	1,060,227	1,088,542	4,076	—
Consumer:
Credit cards	14,062	9,297	20,588	43,947	1,020,740	1,064,687	—	20,588
Home equity lines of credit	49	51	93	193	4,736	4,929	—	93
Personal	23,697	13,078	36,125	72,900	1,390,326	1,463,226	36,064	61
Auto	110,408	38,018	26,431	174,857	2,779,293	2,954,150	26,431	—
Other	622	293	13,966	14,881	122,086	136,967	13,543	423

Total	$552,973	$221,141	$1,206,984	$1,981,098	$18,242,783	$20,223,881	$735,683	$471,301

31-Dec-19
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,941	$129	$1,512	$4,582	$143,267	$147,849	$1,473	$—
Commercial real estate:
Non-owner occupied	10,439	5,244	43,664	59,347	2,048,871	2,108,218	39,968	—
Owner occupied	5,704	3,978	84,537	94,219	1,492,110	1,586,329	69,276	—
Commercial and industrial	8,780	1,646	37,156	47,582	3,371,152	3,418,734	36,538	544
Construction	1,555	—	119	1,674	135,796	137,470	119	—
Mortgage	285,006	146,197	837,651	1,268,854	4,897,894	6,166,748	283,708	439,662
Leasing	12,014	3,053	3,657	18,724	1,040,783	1,059,507	3,657	—
Consumer:
Credit cards	11,358	7,928	19,461	38,747	1,085,053	1,123,800	—	19,461
Home equity lines of credit	—	85	—	85	4,953	5,038	—	—
Personal	13,481	9,352	20,296	43,129	1,325,021	1,368,150	19,529	61
Auto	81,169	23,182	31,148	135,499	2,782,023	2,917,522	31,148	—
Other	358	1,418	14,189	15,965	124,902	140,867	13,784	405

Total	$432,805	$202,212	$1,093,390	$1,728,407	$18,451,825	$20,180,232	$499,200	$460,133

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$5,441	$230	$(133)	$5,538	$(6,122)	$(584)	$(94)	$—
Commercial real estate:
Non-owner occupied	(5,807)	(862)	65,390	58,721	(80,040)	(21,319)	69,086	—
Owner occupied	5,945	298	17,350	23,593	(31,511)	(7,918)	32,611	—
Commercial and industrial	8,332	1,962	2,124	12,418	87,255	99,673	2,246	(48)
Construction	2,856	—	(119)	2,737	24,183	26,920	(119)	—
Mortgage	54,642	(4,356)	16,454	66,740	(217,480)	(150,740)	120,757	9,978
Leasing	6,287	2,885	419	9,591	19,444	29,035	419	—
Consumer:
Credit cards	2,704	1,369	1,127	5,200	(64,313)	(59,113)	—	1,127
Home equity lines of credit	49	(34)	93	108	(217)	(109)	—	93
Personal	10,216	3,726	15,829	29,771	65,305	95,076	16,535	—
Auto	29,239	14,836	(4,717)	39,358	(2,730)	36,628	(4,717)	—
Other	264	(1,125)	(223)	(1,084)	(2,816)	(3,900)	(241)	18

Total	$120,168	$18,929	$113,594	$252,691	$(209,042)	$43,649	$236,483	$11,168

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table I - Loan Delinquency - Popular U.S.

(Unaudited)

March 31, 2020
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$974	$—	$2,097	$3,071	$1,627,274	$1,630,345	$2,097	$—
Commercial real estate:
Non-owner occupied	25,944	—	269	26,213	1,950,611	1,976,824	269	—
Owner occupied	3,910	—	245	4,155	338,805	342,960	245	—
Commercial and industrial	1,067	3,546	4,793	9,406	1,208,452	1,217,858	4,793	—
Construction	—	—	—	—	737,990	737,990	—	—
Mortgage	25,639	391	12,176	38,206	1,040,543	1,078,749	12,176	—
Legacy	37	41	1,980	2,058	18,377	20,435	1,980	—
Consumer:
Credit cards	—	—	—	—	36	36	—	—
Home equity lines of credit	1,438	72	9,322	10,832	106,579	117,411	9,322	—
Personal	2,687	1,632	2,110	6,429	308,559	314,988	2,110	—
Other	21	—	—	21	774	795	—	—

Total	$61,717	$5,682	$32,992	$100,391	$7,338,000	$7,438,391	$32,992	$—

December 31, 2019
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$9	$—	$2,097	$2,106	$1,645,204	$1,647,310	$2,097	$—
Commercial real estate:
Non-owner occupied	1,047	—	281	1,328	1,868,968	1,870,296	281	—
Owner occupied	1,750	—	251	2,001	337,134	339,135	251	—
Commercial and industrial	454	128	19,945	20,527	1,174,353	1,194,880	876	—
Construction	—	—	26	26	693,596	693,622	26	—
Mortgage	15,474	4,024	11,091	30,589	986,195	1,016,784	11,091	—
Legacy	49	8	1,999	2,056	20,049	22,105	1,999	—
Consumer:
Credit cards	—	—	—	—	36	36	—	—
Home equity lines of credit	404	267	9,954	10,625	106,718	117,343	9,954	—
Personal	2,286	1,582	2,066	5,934	318,506	324,440	2,066	—
Other	3	—	—	3	687	690	—	—

Total	$21,476	$6,009	$47,710	$75,195	$7,151,446	$7,226,641	$28,641	$—

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$965	$—	$—	$965	$(17,930)	$(16,965)	$—	$—
Commercial real estate:
Non-owner occupied	24,897	—	(12)	24,885	81,643	106,528	(12)	—
Owner occupied	2,160	—	(6)	2,154	1,671	3,825	(6)	—
Commercial and industrial	613	3,418	(15,152)	(11,121)	34,099	22,978	3,917	—
Construction	—	—	(26)	(26)	44,394	44,368	(26)	—
Mortgage	10,165	(3,633)	1,085	7,617	54,348	61,965	1,085	—
Legacy	(12)	33	(19)	2	(1,672)	(1,670)	(19)	—
Consumer:
Credit cards	—	—	—	—	—	—	—	—
Home equity lines of credit	1,034	(195)	(632)	207	(139)	68	(632)	—
Personal	401	50	44	495	(9,947)	(9,452)	44	—
Auto	—	—	—	—	—	—	—	—
Other	18	—	—	18	87	105	—	—

Total	$40,241	$(327)	$(14,718)	$25,196	$186,554	$211,750	$4,351	$—

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table J - Loan Delinquency - Consolidated

(Unaudited)

31-Mar-20
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$9,356	$359	$3,476	$13,191	$1,764,419	$1,777,610	$3,476	$—
Commercial real estate:
Non-owner occupied	30,576	4,382	109,323	144,281	3,919,442	4,063,723	109,323	—
Owner occupied	15,559	4,276	102,132	121,967	1,799,404	1,921,371	102,132	—
Commercial and industrial	18,179	7,154	44,073	69,406	4,666,859	4,736,265	43,577	496
Construction	4,411	—	—	4,411	897,969	902,380	—	—
Mortgage	365,287	142,232	866,281	1,373,800	5,720,957	7,094,757	416,641	449,640
Leasing	18,301	5,938	4,076	28,315	1,060,227	1,088,542	4,076	—
Legacy	37	41	1,980	2,058	18,377	20,435	1,980	—
Consumer:
Credit cards	14,062	9,297	20,588	43,947	1,020,776	1,064,723	—	20,588
Home equity lines of credit	1,487	123	9,415	11,025	111,315	122,340	9,322	93
Personal	26,384	14,710	38,235	79,329	1,698,885	1,778,214	38,174	61
Auto	110,408	38,018	26,431	174,857	2,779,293	2,954,150	26,431	—
Other	643	293	13,966	14,902	122,860	137,762	13,543	423

Total	$614,690	$226,823	$1,239,976	$2,081,489	$25,580,783	$27,662,272	$768,675	$471,301

31-Dec-19
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,950	$129	$3,609	$6,688	$1,788,471	$1,795,159	$3,570	$—
Commercial real estate:
Non-owner occupied	11,486	5,244	43,945	60,675	3,917,839	3,978,514	40,249	—
Owner occupied	7,454	3,978	84,788	96,220	1,829,244	1,925,464	69,527	—
Commercial and industrial	9,234	1,774	57,101	68,109	4,545,505	4,613,614	37,414	544
Construction	1,555	—	145	1,700	829,392	831,092	145	—
Mortgage	300,480	150,221	848,742	1,299,443	5,884,089	7,183,532	294,799	439,662
Leasing	12,014	3,053	3,657	18,724	1,040,783	1,059,507	3,657	—
Legacy	49	8	1,999	2,056	20,049	22,105	1,999	—
Consumer:
Credit cards	11,358	7,928	19,461	38,747	1,085,089	1,123,836	—	19,461
Home equity lines of credit	404	352	9,954	10,710	111,671	122,381	9,954	—
Personal	15,767	10,934	22,362	49,063	1,643,527	1,692,590	21,595	61
Auto	81,169	23,182	31,148	135,499	2,782,023	2,917,522	31,148	—
Other	361	1,418	14,189	15,968	125,589	141,557	13,784	405

Total	$454,281	$208,221	$1,141,100	$1,803,602	$25,603,271	$27,406,873	$527,841	$460,133

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$6,406	$230	$(133)	$6,503	$(24,052)	$(17,549)	$(94)	$—
Commercial real estate:
Non-owner occupied	19,090	(862)	65,378	83,606	1,603	85,209	69,074	—
Owner occupied	8,105	298	17,344	25,747	(29,840)	(4,093)	32,605	—
Commercial and industrial	8,945	5,380	(13,028)	1,297	121,354	122,651	6,163	(48)
Construction	2,856	—	(145)	2,711	68,577	71,288	(145)	—
Mortgage	64,807	(7,989)	17,539	74,357	(163,132)	(88,775)	121,842	9,978
Leasing	6,287	2,885	419	9,591	19,444	29,035	419	—
Legacy	(12)	33	(19)	2	(1,672)	(1,670)	(19)	—
Consumer:
Credit cards	2,704	1,369	1,127	5,200	(64,313)	(59,113)	—	1,127
Home equity lines of credit	1,083	(229)	(539)	315	(356)	(41)	(632)	93
Personal	10,617	3,776	15,873	30,266	55,358	85,624	16,579	—
Auto	29,239	14,836	(4,717)	39,358	(2,730)	36,628	(4,717)	—
Other	282	(1,125)	(223)	(1,066)	(2,729)	(3,795)	(241)	18

Total	$160,409	$18,602	$98,876	$277,887	$(22,488)	$255,399	$240,834	$11,168

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table K - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	31-Mar-20	As a % of loans HIP by category	31-Dec-19	As a % of loans HIP by category	31-Mar-19	As a % of loans HIP by category	Q1 2020 vs. Q4 2019	Q1 2020 vs. Q1 2019
Non-accrual loans:
Commercial [1]	$258,508	2.1%	$150,760	1.2%	$169,154	1.4%	$107,748	$89,354
Construction	—	—	145	—	13,848	1.7	(145)	(13,848)
Legacy [2]	1,980	9.7	1,999	9.0	2,583	10.6	(19)	(603)
Lease financing	4,076	0.4	3,657	0.3	2,525	0.3	419	1,551
Mortgage [1]	416,641	5.9	294,799	4.1	327,658	4.5	121,842	88,983
Auto	26,431	0.9	31,148	1.1	25,162	0.9	(4,717)	1,269
Consumer [1]	61,039	2.0	45,333	1.5	45,272	1.6	15,706	15,767

Total non-performing loans held-in-portfolio	768,675	2.8%	527,841	1.9%	586,202	2.2%	240,834	182,473
Non-performing loans held-for-sale [3]	10,679		—		—		10,679	10,679
Other real estate owned (“OREO”)	123,922		122,072		125,478		1,850	(1,556)

Total non-performing assets	$903,276		$649,913		$711,680		$253,363	$191,596

Accruing loans past due 90 days or more [4] [5]	$471,301		$460,133		$550,717		$11,168	$(79,416)

Ratios:
Non-performing assets to total assets	1.71%		1.25%		1.46%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.78		1.93		2.20
Allowance for credit losses to loans held-in-portfolio	3.32		1.74		2.07
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	119.65		90.50		93.93

[1]

The increase in non-accrual loans includes the initial impact of $278 million related to the adoption of CECL on the portfolio of previously purchased credit deteriorated loans. This included mortgage loans for $133 million, commercial loans for $131 million and $14 million in consumer loans.

[2]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

[3]	There were $11 million in non-performing commercial loans held-for-sale as of March 31, 2020, none for the quarters ended December 31, 2019 and March 31, 2019.
[4]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These include loans rebooked, which were previously pooled into GNMA securities amounting to $111 million (December 31, 2019 - $103 million; March 31, 2019 - $106 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of BPPR with an offsetting liability. These balances include $222 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of March 31, 2020 (December 31, 2019 - $213 million; March 31, 2019 - $292 million). Furthermore, the Corporation has approximately $62 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (December 31, 2019 - $65 million; March 31, 2019 - $67 million).

[5]

The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $153 million at December 31, 2019 and $257 million at March 31, 2019. This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table L - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:

	Quarter ended			Quarter ended
	31-Mar-20			31-Dec-19
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$147,255	$3,505	$150,760	$166,366	$3,331	$169,697
Transition of PCI to PCD loans under CECL	112,517	18,547	131,064	—	—	—
Plus:
New non-performing loans	4,954	166	5,120	14,650	248	14,898
Advances on existing non-performing loans	—	95	95	—	80	80
Less:
Non-performing loans transferred to OREO	(2,202)	—	(2,202)	(4,009)	—	(4,009)
Non-performing loans charged-off	(2,146)	(554)	(2,700)	(10,708)	(42)	(10,750)
Loans returned to accrual status / loan collections	(9,274)	(3,676)	(12,950)	(14,207)	(112)	(14,319)
Loans transferred to held-for-sale	—	(10,679)	(10,679)	—	—	—
Non-performing loans sold	—	—	—	(4,837)	—	(4,837)

Ending balance NPLs	$251,104	$7,404	$258,508	$147,255	$3,505	$150,760

Construction loans held-in-portfolio:

	Quarter ended			Quarter ended
	31-Mar-20			31-Dec-19
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$119	$26	$145	$274	$10,060	$10,334
Less:
Loans returned to accrual status / loan collections	(119)	(26)	(145)	(155)	—	(155)
Non-performing loans sold	—	—	—	—	(10,034)	(10,034)

Ending balance NPLs	$—	$—	$—	$119	$26	$145

Mortgage loans held-in-portfolio:

	Quarter ended			Quarter ended
	31-Mar-20			31-Dec-19
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$283,708	$11,091	$294,799	$296,025	$9,517	$305,542
Transition of PCI to PCD loans under CECL	133,186	—	133,186	—	—	—
Plus:
New non-performing loans	75,966	4,007	79,973	55,379	4,923	60,302
Advances on existing non-performing loans	—	52	52	—	39	39
Less:
Non-performing loans transferred to OREO	(8,188)	—	(8,188)	(7,988)	(111)	(8,099)
Non-performing loans charged-off	(4,747)	—	(4,747)	(4,800)	—	(4,800)
Loans returned to accrual status / loan collections	(75,460)	(2,974)	(78,434)	(54,908)	(3,277)	(58,185)

Ending balance NPLs	$404,465	$12,176	$416,641	$283,708	$11,091	$294,799

Total non-performing loans held-in-portfolio (excluding consumer):

	Quarter ended			Quarter ended
	31-Mar-20			31-Dec-19
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$431,082	$16,621	$447,703	$462,665	$25,226	$487,891
Transition of PCI to PCD loans under CECL	245,703	18,547	264,250	—	—	—
Plus:
New non-performing loans	80,920	4,173	85,093	70,029	5,171	75,200
Advances on existing non-performing loans	—	171	171	—	121	121
Less:
Non-performing loans transferred to OREO	(10,390)	—	(10,390)	(11,997)	(111)	(12,108)
Non-performing loans charged-off	(6,893)	(554)	(7,447)	(15,508)	(42)	(15,550)
Loans returned to accrual status / loan collections	(84,853)	(6,719)	(91,572)	(69,270)	(3,710)	(72,980)
Loans transferred to held-for-sale	—	(10,679)	(10,679)	—	—	—
Non-performing loans sold	—	—	—	(4,837)	(10,034)	(14,871)

Ending balance NPLs [1]	$655,569	$21,560	$677,129	$431,082	$16,621	$447,703

[1]	Includes $2.0 million of NPLs related to the legacy portfolio as of March 31, 2020 (December 31, 2019 - $2.0 million).

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

	Quarter ended	Quarter ended	Quarter ended
	31-Mar-20	31-Dec-19	31-Mar-19
(Dollars in thousands)	Total	Total	Total
Balance at beginning of period	$477,708	$512,365	$569,348
Impact of adopting CECL	315,107	—	—
Provision for credit losses	188,995	47,224	41,825
Initial allowance for credit losses - PCD Loans	429	—	—

	982,239	559,589	611,173

Net loans charged-off:
BPPR
Commercial	580	7,301	16,594
Construction	(19)	(48)	(17)
Lease financing	3,307	2,768	1,486
Mortgage	5,538	8,770	11,183
Consumer	50,111	40,171	24,983

Total BPPR	59,517	58,962	54,229

Popular U.S.
Commercial	100	19,150	2,834
Construction	(155)	—	(8)
Legacy [1]	(101)	(110)	(715)
Mortgage	(1)	(6)	229
Consumer	3,163	3,885	3,976

Total Popular U.S.	3,006	22,919	6,316

Total loans charged-off - Popular, Inc.	62,523	81,881	60,545

Balance at end of period	$919,716	$477,708	$550,628

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.91%	1.21%	0.92%
Provision for credit losses to net charge-offs	302.28%	57.67%	69.08%
BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.18%	1.18%	1.09%
Provision for credit losses to net charge-offs	189.87%	69.27%	58.00%
Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	0.17%	1.29%	0.38%
Provision for credit losses to net charge-offs	2,527.98%	27.84%	164.20%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table N - Allowance for Credit Losses “ACL”- Loan Portfolios - CONSOLIDATED

(Unaudited)

31-Mar-20
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Total ACL	$305,048	$2,591	$2,026	$227,087	$12,589	$370,375	$919,716
Total loans held-in-portfolio	$12,498,969	$902,380	$20,435	$7,094,757	$1,088,542	$6,057,189	$27,662,272
ACL to loans held-in-portfolio	2.44%	0.29%	9.91%	3.20%	1.16%	6.11%	3.32%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

31-Dec-19
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Total ACL	$147,052	$4,778	$630	$121,108	$10,768	$193,372	$477,708
Total loans held-in-portfolio	$12,312,751	$831,092	$22,105	$7,183,532	$1,059,507	$5,997,886	$27,406,873
ACL to loans held-in-portfolio	1.19%	0.57%	2.85%	1.69%	1.02%	3.22%	1.74%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

Variance
(Dollars in thousands)	Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Total ACL	$157,996	$(2,187)	$1,396	$105,979	$1,821	$177,003	$442,008
Total loans held-in-portfolio	$186,218	$71,288	$(1,670)	$(88,775)	$29,035	$59,303	$255,399

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

(Unaudited)

31-Mar-20
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$207,850	$419	$202,800	$12,589	$333,277	$756,935
Loans held-in-portfolio:	7,330,982	164,390	6,016,008	1,088,542	5,623,959	20,223,881

ACL to loans held-in-portfolio:	2.84%	0.25%	3.37%	1.16%	5.93%	3.74%

31-Dec-19
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$131,063	$574	$116,281	$10,768	$173,965	$432,651
Loans held-in-portfolio:	7,261,130	137,470	6,166,748	1,059,507	5,555,377	20,180,232

ACL to loans held-in-portfolio:	1.80%	0.42%	1.89%	1.02%	3.13%	2.14%

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$76,787	$(155)	$86,519	$1,821	$159,312	$324,284
Loans held-in-portfolio:	69,852	26,920	(150,740)	29,035	68,582	43,649

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

(Unaudited)

31-Mar-20
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$97,198	$2,172	$2,026	$24,287	$37,098	$162,781
Loans held-in-portfolio:	5,167,987	737,990	20,435	1,078,749	433,230	7,438,391

ACL to loans held-in-portfolio:	1.88%	0.29%	9.91%	2.25%	8.56%	2.19%

31-Dec-19
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$15,989	$4,204	$630	$4,827	$19,407	$45,057
Loans held-in-portfolio:	5,051,621	693,622	22,105	1,016,784	442,509	7,226,641

ACL to loans held-in-portfolio:	0.32%	0.61%	2.85%	0.47%	4.39%	0.62%

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$81,209	$(2,032)	$1,396	$19,460	$17,691	$117,724
Loans held-in-portfolio:	116,366	44,368	(1,670)	61,965	(9,279)	211,750

Popular, Inc.

Financial Supplement to First Quarter 2020 Earnings Release

Table Q - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	31-Mar-20	31-Dec-19	31-Mar-19
Total stockholders’ equity	$5,669,605	$6,016,779	$5,440,060
Less: Preferred stock	(22,143)	(50,160)	(50,160)
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(26,307)	(28,780)	(24,521)

Total tangible common equity	$4,950,033	$5,266,717	$4,694,257

Total assets	$52,803,639	$52,115,324	$48,680,607
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(26,307)	(28,780)	(24,521)

Total tangible assets	$52,106,210	$51,415,422	$47,984,964

Tangible common equity to tangible assets	9.50%	10.24%	9.78%
Common shares outstanding at end of period	88,125,974	95,589,629	96,629,891
Tangible book value per common share	$56.17	$55.10	$48.58

	Quarterly average
Total stockholders’ equity	$5,481,179	$5,887,125	$5,614,777
Less: Preferred Stock	(38,768)	(50,160)	(50,160)
Less: Goodwill	(671,121)	(671,121)	(671,121)
Less: Other intangibles	(27,826)	(20,674)	(25,971)

Total tangible equity	$4,743,464	$5,145,170	$4,867,525
Return on average tangible common equity	2.87%	12.79%	13.91%

CONTACT:

Popular, Inc.

Investor Relations:

Paul Cardillo, 212-417-6721

Senior Vice President, Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications